                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                               KAYDON CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                               KAYDON CORPORATION
                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                             ---------------------

                                                                  Tampa, Florida
                                                                   March 6, 1996

To Shareholders:

     The Annual Meeting of Shareholders of Kaydon Corporation ("Kaydon") will be held at Tampa Airport Marriott, Tampa International Airport, Tampa, Florida on Wednesday, April 24, 1996 at 10:00 a.m. for the following purposes:

          (1) to elect a Board of Directors;

          (2) to vote on a proposal to amend the Articles of Incorporation to increase the authorized number of shares of common stock, $.10 par value, from forty-eight million (48,000,000) to ninety-eight million (98,000,000); and

          (3) to transact such other business as may properly come before the meeting and any adjournment thereof.

     Shareholders of record at the close of business on February 23, 1996 are entitled to notice of and to vote at the meeting.

                                           JOHN F. BROCCI
                                           Vice President Administration
                                           Corporate Secretary

     THE BOARD OF DIRECTORS SOLICITS THE EXECUTION AND IMMEDIATE RETURN OF THE ACCOMPANYING PROXY.

You can help avoid the necessity and expense of sending a follow-up letter by the prompt completion and return of the enclosed proxy whether or not you expect to attend the Annual Meeting of Shareholders. For your convenience, there is enclosed a self-addressed envelope requiring no postage if mailed in the United States.

                               KAYDON CORPORATION
                          ARBOR SHORELINE OFFICE PARK
                         19345 U.S. 19 NORTH, SUITE 500
                           CLEARWATER, FLORIDA 34624

                             ---------------------

                         ANNUAL MEETING OF SHAREHOLDERS

                          TO BE HELD ON APRIL 24, 1996

                             ---------------------

                                PROXY STATEMENT
                             ---------------------

                                                                   March 6, 1996

INTRODUCTION

     The Annual Meeting of Shareholders of Kaydon Corporation ("Kaydon") will be held on Wednesday, April 24, 1996, at the Tampa Airport Marriott, Tampa International Airport, Tampa, Florida at 10:00 a.m. for the purposes set forth in the accompanying notice. This statement is furnished in connection with the solicitation by Kaydon's Board of Directors of proxies to be voted at such meeting and at any and all adjournments thereof. Proxies properly executed, duly returned and not revoked will be voted at the Annual Meeting (including adjournments) in accordance with the specifications therein.

     Participants in the Kaydon Corporation Employee Stock Ownership and Thrift Plan, the Electro-Tec Corporation Employee Retirement Benefit Plan and the Seabee Corporation Pension and Retirement Savings Plan will receive separate voting instruction cards covering the shares held for participants in those Plans. Voting instruction cards must be returned or the shares will not be voted by the trustee.

     If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time prior to the exercise thereof by executing and returning a proxy bearing a later date, by giving notice of revocation to the Secretary of Kaydon, or by attending the Annual Meeting and voting in person.

     At the Annual Meeting, holders of Kaydon's Common Stock shall have one vote per share.

                             ELECTION OF DIRECTORS

     The persons designated as proxies in the accompanying proxy have been selected by the Board of Directors of Kaydon and have indicated that they intend to vote all proxies received by them for the election of each of the following nominees for the office of director of Kaydon, unless instructed otherwise, each to serve until the Annual Meeting of Shareholders next succeeding their election and until their successors have been duly elected and qualified.

     The Directors shall be elected by a plurality of votes validly cast in person or by proxy at any meeting at which a quorum is present. The presence in person or by proxy of the holders of record of a majority of the shares entitled to vote at a meeting of stockholders constitutes a quorum. Votes are counted at the meeting by the Inspector of Elections. Abstentions will be counted as votes for the election of all nominees as Directors. Broker non-votes will be voted for the election of all nominees as Directors.

     If for any reason any of the following nominees is not a candidate when the election occurs, which is not anticipated, it is intended that the proxies will be voted for the election of a substitute nominee if one is designated by the Board of Directors.

NAME AND AGE OF NOMINEES

Gerald J. Breen (50).......  Mr. Breen has been the owner, President and Chief
                             Executive Officer of Cuyam Corporation since 1986. From 1983 to 1986, Mr. Breen was the President and General Manager of Hendrickson International, and was with Imperial Clevite, Inc. from 1972 to 1983, his last position being that of Vice President, Replacement Marketing. He has been a Director of Kaydon since January 1992.

Brian P. Campbell (55).....  Mr. Campbell has been President of TriMas
                             Corporation since 1986. From 1974 to 1986 Mr. Campbell held several executive positions at Masco Corporation, including Vice President of Business Development and Group President. He has been a Director of Kaydon since September 1995.

Lawrence J. Cawley (61)....  Mr. Cawley has been Chairman of the Board and Chief
                             Executive Officer of Kaydon Corporation since September 1989. From November 1987 to September 1989, he was President and Chief Executive Officer of Kaydon. He served as Kaydon's President and Chief Operating Officer from April 1987 to November 1987 and was President of the Bearing Division of Kaydon from October 1985 to April 1987. Prior to joining Kaydon, Mr. Cawley was President and General Manager of Clevite, a division of Imperial Clevite Corporation.

Stephen K. Clough (42).....  Mr. Clough has been President and Chief Operating
                             Officer of Kaydon Corporation and a member of Kaydon's Board of Directors since September 1989. Prior to that he was Vice President and General Manager of Kaydon's Bearing Division from April 1987 to October 1989 and was Vice President of Operations of the Automotive Division of Kaydon from April 1986 to April 1987. Prior to joining Kaydon, Mr. Clough was a Plant Manager in the Engine Parts Division of Imperial Clevite Corporation.

John H. F. Haskell, Jr.
(63).......................  Mr. Haskell has served as a Managing Director of
                             Dillon, Read & Co. Inc. since 1975. Mr. Haskell is a member of the Board of Directors of Dillon, Read & Co. Inc., and Chairman of the Supervisory Board of Dillon, Read (France) Gestion, an indirect subsidiary of Dillon, Read & Co. Inc. located in France. Mr. Haskell is a Director of The Equitable Companies Incorporated and The Equitable Life Assurance Society of the United States. He is also a member of the Council on Foreign Relations. He has been a Director of Kaydon since December 1984.

                   DIRECTOR COMPENSATION AND BOARD COMMITTEES

     During 1995, Kaydon's Board of Directors met six times for regular meetings and once for a telephone conference call meeting. Each outside Director received $2,000 for each attendance of the Board of Directors regular meeting and $300 for attendance at a telephone conference call meeting. Each outside Director was paid $12,000 as a retainer for the year, which amount is paid quarterly. During the year no options for Kaydon stock were awarded to the outside Directors. Each Director attended more than 75% of the aggregate of the total meetings of the Board of Directors, and the total number of meetings held by all committees of the Board of Directors on which the Directors served.

     The Board of Directors has an Audit Committee and a Compensation Committee. The principal responsibilities of the Audit Committee are to ensure for the Board of Directors: (a) that generally accepted accounting principles are being followed; and (b) that the total audit coverage of the Corporation and its subsidiaries is satisfactory. The Audit Committee provides an open avenue of communication between management and the external auditors and the Board of Directors. The Committee reviews the nature of all services performed by the external auditors, including the scope and extent of their audit, the results of their audit, and their compensation. The Committee met three times during the year. The members of the Committee are: John H.F. Haskell, Jr. and Glenn W. Bailey.

     The principal responsibilities of the Compensation Committee are to: (a) review and advise management on broad compensation policies, incentive programs, stock option and stock purchase plans, deferred compensation and retirement plans; (b) approve and recommend to the Board of Directors base salaries, salary increases and other benefits for elected officers; (c) take certain actions required or permitted to be taken by the Board of Directors under the stock option plan and incentive compensation plans of Kaydon; and (d) review recommendations for major changes in compensation, benefit and retirement plans which have application to significant numbers of Kaydon's total employees and which require review or approval of the Board of Directors. The Committee met four times during the year. With the death of Mr. Norton Stevens, Gerald J. Breen acted on behalf of the Committee in collaboration with the other non-employee Directors in 1995.

                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

NUMBER OF SHARES OUTSTANDING, RECORD DATE AND LIST OF SHAREHOLDERS

     Only shareholders of record at the close of business on February 23, 1996 are entitled to notice of and to vote at the Annual Meeting. At the close of
business on such date there were      shares of common stock of Kaydon
outstanding. A shareholders list will be available for examination by shareholders at the Annual Meeting in accordance with Section 219 of the Delaware Corporation Law.

       COMMON STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth information as of December 31, 1995, concerning the only persons known to Kaydon to be the beneficial owners of more than 5% of Kaydon's issued and outstanding stock:

                                                                                    PERCENTAGE OF
                  NAME AND ADDRESS                     AMOUNT AND NATURE        ISSUED AND OUTSTANDING
                 OF BENEFICIAL OWNER               OF BENEFICIAL OWNERSHIP(1)        COMMON STOCK
    ---------------------------------------------  --------------------------   ----------------------


---------------

(1) These shares are owned by various individual and institutional investors for
     which               and               respectively serve as investment
     advisors with power to direct investments and/or shared power to vote the shares. For purposes of the reporting requirements of the Securities
     Exchange Act of 1934,               and               are deemed to be
     beneficial owners of such shares; however, each expressly disclaims that they are, in fact, the beneficial owners of such shares.

     The following table presents information regarding beneficial ownership of Kaydon's common stock by each member of the Board of Directors and other Executive Officers as of December 31, 1995.

                                                                                     PERCENTAGE OF ISSUED
                                                        AMOUNT AND NATURE OF           AND OUTSTANDING
                                                       BENEFICIAL OWNERSHIP OF         COMMON STOCK ON
                 BOARD OF DIRECTORS                         COMMON STOCK              DECEMBER 31, 1995
-----------------------------------------------------  -----------------------       --------------------
Glenn W. Bailey......................................          591,065(1)                     3.6%
  757 Third Ave.
  New York, NY 10017
Gerald J. Breen......................................           10,000(2)                 *
  5200 Harvard Ave.
  Cleveland, OH 44105
Brian P. Campbell....................................            1,000(3)                 *
  315 East Eisenhower Parkway
  Ann Arbor, MI 48108
Lawrence J. Cawley...................................          206,111(4)                    1.26%
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 34624
Stephen K. Clough....................................          112,246(5)                 *
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 34624
John H.F. Haskell, Jr................................           23,000(6)                 *
  535 Madison Ave., 15th Floor
  New York, NY 10022
OTHER EXECUTIVE OFFICERS
John F. Brocci.......................................           54,528(7)                 *
  19345 U.S. 19 North, Suite 500
  Clearwater, FL 34624
All officers and directors as a group, 7 persons.....          996,950                        6.1%

---------------

 * Less than one percent.

(1) Included in these shares are 10,000 owned by Mrs. Bailey as to which Mr. Bailey disclaims beneficial ownership and 10,000 shares which are acquirable under the Stock Option Plans in 1996.

(2) Included in these shares are 10,000 shares which are acquirable under the Stock Option Plans in 1996.

(3)

(4) Included in these shares are 20,000 owned by Mrs. Cawley as to which Mr. Cawley disclaims beneficial ownership, and 127,200 shares which are acquirable under the Stock Option Plans in 1996.

(5) Included in these shares are 78,000 shares which are acquirable under the Stock Option Plans in 1996.

(6) Included in these shares are 10,000 shares which are acquirable under the Stock Option Plans in 1996.

(7) Included in these shares are 40,000 shares which are acquirable under the Stock Option Plans in 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                   LONG-TERM COMPENSATION
                                                                              ---------------------------------
                                                 ANNUAL COMPENSATION                  AWARDS
                                           --------------------------------   -----------------------   PAYOUTS
                                                                   OTHER                   SECURITIES   -------
                                                                   ANNUAL     RESTRICTED   UNDERLYING    LTIP      ALL OTHER
             NAME AND                       SALARY     BONUS      COMPEN-       STOCK       OPTIONS/    PAYOUTS   COMPENSATION
        PRINCIPAL POSITION          YEAR     ($)        ($)      SATION ($)   AWARDS($)     SARS(#)       ($)         ($)
               (A)                   (B)     (C)        (D)         (E)          (F)          (G)         (H)         (I)
----------------------------------  -----  --------   --------   ----------   ----------   ----------   -------   ------------
Lawrence J. Cawley,...............   1995  $325,288   $500,000        0            0              0        0            0
  Chairman and Chief                 1994  $300,288   $337,500        0            0         15,000        0            0
  Executive Officer                  1993  $259,519   $176,800        0            0         30,000        0            0
Stephen K. Clough,................   1995  $238,171   $400,000        0            0              0        0            0
  President and Chief                1994  $223,961   $270,000        0            0         10,000        0            0
  Operating Officer                  1993  $192,615   $130,100        0            0         20,000        0            0
John F. Brocci,...................   1995  $112,249   $156,784        0            0              0        0            0
  Vice President                     1994  $105,961   $ 94,500        0            0          5,000        0            0
  Administration                     1993  $ 92,181   $ 46,500        0            0         10,000        0            0

---------------
Column (C): Includes deferrals into the 401(k) plan.

Column (G): Reflects the number of Non-qualified Stock Options granted. Kaydon does not have a Stock Appreciation Rights (SAR) Plan.

     The Company has not entered into any employment contract with any of the named Officers or Directors. However, it has entered into change in control compensation agreements with its executive officers, as described more fully below, and has entered into a Supplemental Executive Retirement Plan ("SERP") as described in the Pension Plan section of this Proxy.

CHANGE IN CONTROL COMPENSATION AGREEMENTS

     Kaydon Corporation entered into Change-in-Control Compensation Agreements dated October 23, 1995 with the three Executive Officers. The Change-in-Control Compensation Agreements provide that in the event of (i) the termination by Kaydon of the executive officer's employment within three years after a change in control (as defined in the agreement) of the Company (except for reasons of retirement, death, disability or cause), or (ii) the termination by the officer within three years after a change in control of the Company for specified reasons, such officer will be entitled to termination benefits. The permissible reasons for the executive officer to terminate his employment and receive termination benefits include a substantial reduction in his duties and responsibilities, a reduction in his compensation or benefits package or the transfer of the executive officer to a location requiring a change in his residence or a material increase in the amount of travel normally required.

     The termination benefits to which the Executive Officer is entitled include three times the executive's annual base salary at the time of termination, payable in a lump sum payment and certain other benefits provided in the agreement. None of the benefits would be affected or reduced if the officer were to obtain new employment after his termination by Kaydon. The Change-in-Control Compensation Agreements were approved by the Board as reasonable termination compensation for the Executive Officers in order to encourage management to remain with the Company and to continue to devote full attention to Kaydon's business in the event of a threatened change in control of the Company.

REPORT OF THE KAYDON CORPORATION COMPENSATION COMMITTEE ON EXECUTIVE
COMPENSATION

     The Compensation Committee of the Board of Directors is composed entirely of independent outside directors. The Committee is responsible for establishing and administering the Company's Executive Compensation program.

(A) COMPENSATION PHILOSOPHY AND OBJECTIVES

     The Company's compensation philosophy is designed to support the overall objective of creating value for our shareholders through:

          - Hiring, developing, rewarding and retaining talented and productive employees;

          - Emphasizing pay-for-performance by having a significant portion of cash compensation for senior executives at risk through performance bonus plans based upon financial, operating, strategic and growth objectives; and

          - Providing equity-based incentives for selected employees to ensure they are motivated over the long-term to respond to the Company's business challenges and opportunities as owners, as well as employees.

(B) THE PROGRAM IN GENERAL

     Kaydon Corporation's executive pay program is made up of the following elements:

     - Base Salary

          Salaries of officers are listed in the Summary Compensation Table. Each executive officer's performance and salary is reviewed annually by the Compensation Committee. The following considerations are used in determining the appropriate salary level: (a) the individual's sustained performance and contribution to the company; (b) their experience and job mastery; (c) their level of responsibility; (d) internal equity; and (e) external pay practices.

          The Base Pay component of annual compensation is based upon competitive pay practices of other industrial companies of similar size for persons in comparable positions. The Hewitt Associates Middle Market Index and other national independent published surveys are used to establish salary midpoints for comparable positions within Kaydon. Companies participating in these surveys differ from those companies represented in
     the comparator group in the Performance Graph on Page        because Kaydon
     competes for talent with a broader group of employers than just those in its industry. For example, of the 122 employers participating in the Middle Market Survey, only five are also in the comparator group. Salary range midpoints are generally set at the 50th percentile of the market. An individual executive's base salary may be above or below the salary midpoint depending on such variables as the individual's performance and achievement, experience and job mastery, time in position and overall contributions. The weight given these factors or other performance objectives during the annual review in setting each executive officer's base salary is determined subjectively by the Compensation Committee.

          Kaydon believes that maximum performance can be encouraged through the use of substantial annual incentive programs based upon attaining planned operating and growth goals, with increased proportional rewards for exceeding targets. Except for base pay, all other elements of executive compensation are at risk.

     - Annual Incentive Compensation Program

          Kaydon believes in results. Its incentive compensation program is designed to reward results.

          Kaydon's Management Incentive Compensation (MIC) Program is a combination of Management by Objectives (MBO) and profit sharing that focuses the Corporation and its Operating Units on performance objectives relative to financial, operating and strategic business unit and corporate growth goals which are considered fundamental to the future success of our business(es) and which build shareholder value. Officers and certain other salaried employees are eligible to participate.

          Management's performance, and hence its rewards, are measured in such stockholder terms as Earnings Per Share (EPS), Earnings Before Interest and Taxes (EBIT), and Return On Capital Employed (ROCE).

          The annual bonus pool for the MIC program for executive officers is generated at the rate of $80,000 for each 1% improvement in Kaydon's EPS over the prior year, after reflecting the management incentive compensation annual pool as a cost in arriving at pre-tax income. The non-employee Directors may add to, or delete from, the formula generated pool up to $250,000 at their discretion, based upon their subjective evaluation of non-EPS performance factors. In 1995, Kaydon's EPS improved 21.9%. The non-employee directors added to the formula generated pool. The actual award to executive officers under this program is a function of the number of points each has been awarded under the program multiplied by the dollar amount produced by the Earnings Per Share formula described above. The points assigned to executive officers and the comparison of performance to predetermined specific goals are determined subjectively for each executive officer by the Compensation Committee and approved by the Board of Directors.

          The total annual payout from Kaydon's Management Incentive Compensation Program for all eligible operations and participants within the Company is limited to no more than 15% of Kaydon's pre-tax earnings.

          All awards under this program are subject to review by the Compensation Committee and approval of the Board of Directors.

     - Employee Stock Options

          Stock options encourage and reward effective management that results in long-term corporate financial success as measured by stock price appreciation. Stock options only have value if the price of Kaydon's stock appreciates in value from the date the stock options are granted. Stockholders of Kaydon also benefit from such stock price appreciation.

          Kaydon's Employee Stock Option Plan has two components: incentive stock options and non-qualified stock options. No incentive stock options have been awarded since 1986. To encourage a longer-term perspective, the options cannot be exercised immediately. Further, grants have not been made at an option price less than the market value on the day of the grant. Stock options may be awarded annually consistent with the Company's objective to weight total compensation toward long-term equity interest for managers and executive officers with greater opportunity for reward if long-term performance is sustained.

          The Employee Stock Option Plan is overseen by the Compensation Committee (which consists of non-employee directors who are disinterested persons under the Plan). The Plan terms are supplemented by administrative guidelines and internal policies which govern the day-to-day workings of the Plan. However, consideration for and/or the granting of any stock option is within the subjective determination of the Committee and each employee stock option award requires approval by the Compensation

     Committee and the Board of Directors. In 1995, the Committee did not award any employee stock option grants.

     - CEO Compensation

          Lawrence J. Cawley is Chairman and Chief Executive Officer. He has been Chief Executive Officer since November, 1987.

          - Base Salary

             Mr. Cawley's base pay range and midpoint is established in the manner described above.

             Mr. Cawley's performance is reviewed annually by the Compensation Committee. In 1995, Mr. Cawley's base salary was increased based on a consideration of such measures as: Earnings Growth Rate (22.3%); Return on Stockholders Equity (21.6%); Return on Total Capital Employed (20.6%) and Earnings Per Share (increased 21.9%). However, no specific weighting was attached to any single factor or other performance objectives, and the final determination was based on the Committee's subjective judgment regarding his overall performance and that of the Company.

             Note: These measures exclude the cumulative effect of the adoption of Statement of Financial Accounting Standards No. 112.

          - Incentive Compensation

             Mr. Cawley's incentive compensation is determined in the manner described above. Mr. Cawley's actual award is a function of the number of points he has been awarded under the program (his points were established in 1987 and remain unchanged) multiplied by the dollar amount produced by the program formula. Mr. Cawley's 1995 incentive compensation award was increased by the Compensation Committee.

          - Stock Options

             In 1995 Mr. Cawley was not granted any employee stock options.

          - Committee Policy Regarding Compliance with Section 162(m) of the
Code

             The Committee will continue to consider and evaluate all the Company's compensation programs in light of Section 162(m) of the 1993 Omnibus Budget Reconciliation Act and subsequent legislation and related regulations. However, the Committee may determine to pay compensation which is not deductible in certain circumstances. No executive officer is expected to receive compensation which would be non-deductible under
        Section 162(m) of the Internal Revenue Code.

                                          COMPENSATION COMMITTEE:

                                            Gerald J. Breen

                                            Members Pro tem
                                            John H. F. Haskell, Jr.
                                            Glenn W. Bailey

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer, Director or member of the Compensation Committee of the Company had any interlocking relationship which would require disclosure in this Proxy Statement.

                            OPTION/SAR GRANTS TABLE

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
------------------------------------------------------------------------------------------------------------------
                                                                                  POTENTIAL
                                                                                  REALIZABLE        ALTERNATIVE TO
                             INDIVIDUAL GRANTS                                 VALUE AT ASSUMED      (F) AND (G):
----------------------------------------------------------------------------   ANNUAL RATES OF        GRANT DATE
                                         (C)                                     STOCK PRICE            VALUE
                          (B)         % OF TOTAL                               APPRECIATION FOR     --------------
                       NUMBER OF       OPTIONS/                                  OPTION TERM
                       SECURITIES        SARS           (D)                    ----------------          (H)
                       UNDERLYING     GRANTED TO    EXERCISE OR      (E)                              GRANT DATE
        (A)           OPTIONS/SARS   EMPLOYEES IN   BASE PRICE    EXPIRATION    (F)       (G)          PRESENT
        NAME           GRANTED(#)    FISCAL YEAR      ($/SH)         DATE      5%($)     10%($)        VALUE($)
--------------------  ------------   ------------   -----------   ----------   -----     ------     --------------
Lawrence J.
  Cawley............          0            0%               0         --       --         --           --
Stephen K. Clough...          0            0%               0         --       --         --           --
John F. Brocci......          0            0%               0         --       --         --           --

---------------

Kaydon does not have a Stock Appreciation Rights (SAR) Plan.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION/SAR VALUE
--------------------------------------------------------------------------------------------------------
                                                                               (D)
                                                                            NUMBER OF           (E)
                                                                           SECURITIES        VALUE OF
                                                                           UNDERLYING       UNEXERCISED
                                                                           UNEXERCISED     IN-THE-MONEY
                                                   (B)                    OPTIONS/SARS     OPTIONS/SARS
                                                 SHARES         (C)       AT FY-END (#)    AT FY-END ($)
                                               ACQUIRED ON     VALUE      -------------    -------------
                     (A)                        EXERCISE      REALIZED    EXERCISABLE/     EXERCISABLE/
                    NAME                           (#)          ($)       UNEXERCISABLE    UNEXERCISABLE
---------------------------------------------  -----------    --------    -------------    -------------
Lawrence J. Cawley...........................     30,000      273,750       (E) 115,950      1,219,200
                                                                            (U)  26,250        198,750
Stephen K. Clough............................     20,000      220,000       (E)  70,500        738,000
                                                                            (U)  17,500        132,500
John F. Brocci...............................      5,000       58,750       (E)  33,750        315,937
                                                                            (U)  11,250         81,562

---------------

Note: Kaydon stock closed at $30.375 on December 31, 1995.

                     LONG-TERM INCENTIVE PLAN AWARDS TABLE

                             LONG-TERM INCENTIVE PLAN AWARDS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------
                                                                               ESTIMATED FUTURE PAYOUTS UNDER
                                                                                NON-STOCK PRICE BASED PLANS
                                               (B)               (C)          --------------------------------
                                            NUMBER OF       PERFORMANCE OR
                                          SHARES, UNITS   OTHER PERIOD UNTIL     (D)         (E)        (F)
                  (A)                    OR OTHER RIGHTS    MATURATION OR     THRESHOLD   TARGET ($   MAXIMUM
                 NAME                          (#)              PAYOUT         ($ OR #)     OR #)     ($ OR #)
---------------------------------------  ---------------  ------------------  ----------  ----------  --------
Lawrence J. Cawley.....................         0                 0               0           0          0
Stephen K. Clough......................         0                 0               0           0          0
John F. Brocci.........................         0                 0               0           0          0

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*

        KAYDON CORP, STANDARD & POORS 500 AND VALUE LINE MACHINERY INDEX
                     (PERFORMANCE RESULTS THROUGH 12/31/95)

      MEASUREMENT PERIOD                                           MACHINERY
    (FISCAL YEAR COVERED)           KAYDON          S&P 500          INDEX
1990                                    100.00          100.00          100.00
1991                                    131.73          130.55          127.29
1992                                    141.82          140.72          141.27
1993                                    127.22          154.91          181.31
1994                                    149.79          157.39          173.92
1995                                    192.54          216.42          201.08

              - Assumes $100 Invested at the close of trading in December, 1990 in Kaydon Corporation common stock, Standard & Poors 500 and Machinery group.
              - Total Return Assumes Reinvestment of Dividends.
              - Based Upon Fiscal Year Ending December 31, 1995.
              - Industry Index Based On Value Line Machinery Index.

                               PENSION PLAN TABLE

     The following table presents information regarding estimated annual benefits payable as a straight life annuity upon retirement to persons in specified remuneration and years of service classifications, under the present plan formula. The benefits include the benefits payable under the Kaydon Corporation Retirement Plan and benefits provided under the Supplemental Executive Retirement Plan ("SERP").

                FINAL                                  YEARS OF SERVICE AT RETIREMENT
               AVERAGE                 ---------------------------------------------------------------
                 PAY                      5        10         15         20         25      30 OR MORE
-------------------------------------  -------   -------   --------   --------   --------   ----------
$ 50,000.............................  $ 3,198   $ 6,397   $  9,595   $ 12,793   $ 15,992    $ 19,190
  75,000.............................    5,173    10,347     15,520     20,693     25,867      31,040
 100,000.............................    7,148    14,297     21,445     28,593     35,742      42,890
 125,000.............................    9,123    18,247     27,370     36,493     45,617      54,740
 150,000.............................   11,098    22,197     33,295     44,393     55,492      66,590
 175,000.............................   13,073    26,147     39,220     52,293     65,367      78,440
 200,000.............................   15,048    30,097     45,145     60,193     75,242      90,290
 225,000.............................   17,023    34,047     51,070     68,093     85,117     102,140
 250,000.............................   18,998    37,997     56,995     75,993     94,992     113,990
 275,000.............................   20,973    41,947     62,920     83,893    104,867     125,840
 300,000.............................   22,948    45,897     68,845     91,793    114,742     137,690
 325,000.............................   24,923    49,847     74,770     99,693    124,617     149,540
 350,000.............................   26,898    53,797     80,695    107,593    134,492     161,390
 375,000.............................   28,873    57,747     86,620    115,493    144,367     173,240
 400,000.............................   30,848    61,697     92,545    123,393    154,242     185,090
 425,000.............................   32,823    65,647     98,470    131,293    164,117     196,940
 450,000.............................   34,798    69,597    104,395    139,193    173,992     208,790
 475,000.............................   36,773    73,547    110,320    147,093    183,867     220,640
 500,000.............................   38,748    77,497    116,245    154,993    193,742     232,490

     The benefit illustrated above is calculated based on the following formula:
1.00% of final average pay plus .58% of final average pay in excess of covered compensation times years of credited service to a maximum of 30 years.

     Final average compensation is the average compensation for the three highest consecutive calendar years during the ten most recent calendar years. Remuneration covered by the plans in a particular year includes (1) that year's salary (base pay, overtime, and commissions), and (2) compensation received in that year under the Management Incentive Compensation Plan in an amount up to 50% of the participant's base pay as of December 31 of the preceding calendar year. The 1995 remuneration covered by the plan for each participant, therefore, includes management incentive compensation (up to such 50% ceiling) paid during 1995 in respect of 1994 awards.

     Federal regulations require that no more than $150,000 in compensation be considered for the calculation of retirement benefits from the qualified plan in 1995. The maximum amount paid from a qualified defined benefit plan cannot exceed $120,000 per year as of January 1, 1995. The benefit amounts under the Retirement Plan are not subject to any deduction for Social Security benefits or other offset amounts.

     The SERP is a nonqualified supplemental pension plan for designated executive officers that provides increased benefits that would otherwise be denied because of certain Internal Revenue Code limitations on qualified benefit plans. Benefits under the SERP are not reduced for early commencement for retirement at age 62 or later. The benefits provided under the SERP are not subject to any deduction for Social Security benefits or other offset amounts.

     For each of the following officers of Kaydon, the Years of Credited Service under the Retirement Plan and the SERP, as of December 31, 1995, and the remuneration received during 1995 covered by the Retirement Plan and the SERP were, respectively, as follows: Mr. Cawley, 10 years and $485,288; Mr. Clough, 10 years and $355,669; Mr. Brocci, 7 years and $165,749.

                     AMENDMENT OF ARTICLES OF INCORPORATION
                         TO INCREASE AUTHORIZED SHARES

     It is proposed that the shareholders approve a proposal to amend Article IV of the Company's articles of incorporation to increase the total number of authorized shares of common stock, $0.10 par value, from forty-eight million (48,000,000) shares to ninety-eight million (98,000,000) shares. The total number of authorized but unissued shares of preferred stock, $0.10 par value, would remain at the present number of two million (2,000,000). The Company currently has approximately sixteen million three-hundred sixty-nine thousand four hundred eighty-four (16,369,484) shares of common stock, $0.10 par value, as of December 31, 1995, issued and outstanding. This Amendment proposal has been approved by the Board of Directors and requires the affirmative vote of a majority of the outstanding shares of common stock.

     In June, 1995, the Board of Directors implemented a Shareholder Rights Plan. The Shareholder Rights Plan provides that in certain circumstances, Kaydon will offer additional shares to certain shareholders at a discounted price. The number of shares required to be offered under the Shareholder Rights Plan depends on the market price of the stock. As of December 31, 1995, Kaydon had approximately thirty million (30,000,000) shares of unissued authorized common stock. In the event the Shareholder Rights Plan is triggered, the majority of these shares would be used to satisfy the obligations of the Company under the Plan.

     Kaydon is not aware of any events that would trigger the effects of the Shareholder Rights Plan. Nevertheless, the Company believes that it is desirable to have a sufficient number of shares of Common Stock available, as the occasion may arise, for possible future financing and acquisition transactions, stock dividends, splits, stock issuances pursuant to employee benefit plans and other proper Corporate purposes. It is intended that this increase in authorized shares of common stock will provide greater flexibility for the issuance of such shares for these purposes as may be deemed appropriate from time to time.

     In the event shares are issued in a transaction other than a stock split or stock dividend which inures to the benefit of each shareholder on a proportional basis, the voting power of existing shareholders could be diluted as a result of the additional shares being issued.

     Further authorization for the issuance of the securities for any of the reasons set forth above will not require a vote of the shareholders but will be approved by the Board of Directors, unless such further action by the shareholders is required by law or regulatory authorities.

     It should be noted that in addition to the effects of the Rights Plan, the availability of additional shares could render more difficult or discourage a takeover attempt. For example, the issuance of additional common shares in a public or private sale, merger or similar transaction would increase the number of Kaydon's outstanding common shares and thereby could dilute the proportionate interest of a party attempting to gain control of Kaydon. It should be noted that the approval of the Amendment would make available more common shares which could be used for such purposes. In connection with any issuance of shares of common stock, the Board of Directors is required to determine that such issuance would be in the best long-term and short-term interests of the Company, its shareholders and its other constituencies.

     The Board of Directors is presently unaware of any specific effort to accumulate the shares of common stock of Kaydon Corporation.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors of Kaydon has selected Arthur Andersen LLP independent public accountants, to audit Kaydon's consolidated financial statements for the year ending December 31, 1995. A representative of

Arthur Andersen LLP will be present at the Annual Meeting of Shareholders with an opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders present.

                      PROPOSALS BY HOLDERS OF COMMON STOCK

     Any proposal which a shareholder of Kaydon desires to have included in the proxy relating to the 1997 Annual Meeting of Shareholders must be received by Kaydon at its Corporate offices (sent to the attention of the Corporate Secretary) no later than October 31, 1996. The Corporate offices of Kaydon are located at 19345 U.S. 19 North, Suite 500, Clearwater, Florida 34624-3148.

                           EXPENSES AND OTHER MATTERS

EXPENSES OF SOLICITATION

     Kaydon will pay the costs of preparing, assembling and mailing this proxy statement and the material enclosed herewith. Kaydon has requested brokers, nominees, fiduciaries and other custodians who hold shares of its common stock in their names to solicit proxies from their clients who own such shares, and Kaydon has agreed to reimburse them for their expenses in so doing.

     In addition to the use of the mails, certain officers, directors and regular employees of Kaydon, at no additional compensation, may request the return of proxies by personal interview or by telephone or telegraph.

OTHER ITEMS OF BUSINESS

     The management does not intend to present any further items of business to the meeting, and knows of no such items which will or may be presented by others. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy form will vote thereon in such manner as they may in their discretion determine.

                                          John F. Brocci
                                          Vice President Administration
                                          Corporate Secretary

March 6, 1996

PLEASE SIGN, DATE AND IMMEDIATELY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ADDRESSED ENVELOPE.

                                                                APPENDIX A

PROXY                          KAYDON CORPORATION
                 ANNUAL MEETING OF SHAREHOLDERS, APRIL 24, 1996
      SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF KAYDON CORPORATION

    The undersigned hereby appoints LAWRENCE J. CAWLEY and JOHN F. BROCCI, and each of them, the proxies of the undersigned, with power of substitution in each, to vote all stock of Kaydon Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders of such Corporation to be held at Tampa Airport Marriott, Tampa International Airport, Tampa, Florida on Wednesday, April 24, 1996 at 10:00 AM, Eastern time, and at any adjournment thereof.

    Your vote for the five directors may be indicated below. Gerald J. Breen, Brian P. Campbell, Lawrence J. Cawley, Stephen K. Clough, and John H.F. Haskell, Jr. have been nominated for election as Directors.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO CONTRARY SPECIFICATION IS INDICATED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AS DIRECTORS. PLEASE MARK BOX OR /X/ .
  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY.

1.  Election of Directors:

/ /  FOR all nominees (except as    / /  AUTHORITY WITHHELD for all.   / /  AUTHORITY WITHHELD for the following
     listed to the contrary).                                               only (write each nominee's name in
                                                                            the space below)

--------------------------------------------------------------------------------
                                    Name(s)
                (Continued and to be signed on the reverse side)

2. Proposal to Amend the Articles of Incorporation to increase the authorized number of shares of common stock, $.10 par value, from forty-eight million ($48,000,000) to ninety-eight million ($98,000,000).

             / / FOR             / / AGAINST            / / ABSTAIN

3. In their discretion, on other matters which properly come before the meeting or any postponement or adjournment thereof.

    You are urged to date, sign, and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

                                                Dated:                   ,  1996
                                                      -------------------


                                                --------------------------------

                                                           Signature

                                                --------------------------------

                                                   Signature if held jointly

                                                IMPORTANT: Please sign exactly
                                                as your name or names appear
                                                hereon. If signing as an
                                                attorney, executor,
                                                administrator, trustee,
                                                guardian, or in some other
                                                representative capacity, or as
                                                officer of a corporation, please
                                                indicate your capacity or full
                                                title. For joint accounts, all
                                                tenants should sign.